Exhibit 99.(b)

BYLAWS

OF

POPULAR U.S. GOVERNMENT MONEY MARKET FUND, LLC

(Dated as of November 15, 2022)

ARTICLE 1

Limited Liability Company Agreement

1.1 Limited Liability Company Agreement. These Bylaws shall be subject to the Limited Liability Company Agreement, as amended or restated from time to time (the “Agreement”), of Popular U.S. Government Money Market Fund, LLC, a Puerto Rico limited liability company (the “Fund”). Capitalized terms used but not defined in these Bylaws have the meanings given to them in the Agreement.

ARTICLE 2

Committees

2.1 Executive and Other Committees. The Directors may appoint from their own number, and terminate, any one or more committees consisting of two or more Directors, including an executive committee which may, when the Directors are not in session, exercise some or all of the power and authority of the Directors as the Directors may determine.

2.2 Quorum; Voting. Except as provided below or as otherwise specifically provided in the resolutions constituting a Committee of the Directors or in a Committee’s charter or as required by law, rule or regulation applicable to the action to be taken, a majority of the members of any Committee of the Directors shall constitute a quorum for the transaction of business of such Committee, and any action to be taken by a Committee may be taken (i) by a majority of the members of such Committee present at a meeting of such Committee (a quorum being present), including any meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time (participation by such means shall constitute presence in person at a meeting), or (ii) by written consents or consents submitted electronically of a majority of the members then in office of such Committee.

Except as specifically provided in the resolutions constituting a Committee of the Directors or in a Committee’s charter or as required by law, rule or regulation applicable to the action to be taken, Article III, Section 3.2(b) of the Agreement shall govern the notice requirements for Committee meetings.

ARTICLE 3

Reports

3.1 General. The Directors and officers of the Fund shall render reports at the time and in the manner required by the Agreement or any applicable law, including, but not limited to, the Investment Company Act of 1940, as amended (the “1940 Act”) and Article XIX of the Puerto Rico General Corporations Act (the “LLC Act”). Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Directors.

ARTICLE 4

Seal

4.1 General. The Directors may adopt a seal which shall be in such form and shall have such inscription thereon as the Directors may from time to time prescribe. Unless otherwise required by the Directors, it shall not be necessary to place the seal on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Fund.

ARTICLE 5

Execution of Papers

5.1 General. Except as the Directors, generally or in particular cases, may have authorized the execution thereof in some other manner, all checks, notes, deeds, leases, transfers, contracts, bonds, drafts and other obligations made, accepted or endorsed by the Fund and all registration statements and amendments thereto and all applications and amendments thereto filed with the Securities and Exchange Commission shall be signed by any of the President, any Vice President, the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Directors, and need not bear the seal of the Fund.

ARTICLE 6

Provisions Relating to the Conduct of the Fund’s Business

6.1 Claims. As used herein and in the Agreement, a “direct” Shareholder claim shall refer to (i) a claim based upon alleged violations of a Shareholder’s individual rights independent of any harm to the Fund, including a Shareholder’s voting rights under the Agreement, rights to receive a dividend payment as may be declared from time to time, rights to inspect books and records, or other similar rights personal to the Shareholder and independent of any harm to the Fund; and (ii) a claim for which a direct Shareholder action is expressly provided under the U.S. federal securities laws. Any other claim asserted by a Shareholder, including without limitation any claims purporting to be brought on behalf of the Fund or involving any alleged harm to the Fund, shall be considered a “derivative” claim as used herein and in the Agreement.

6.2 Forum for Adjudication of Disputes. Unless the Fund consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any action or proceeding brought on behalf of the Fund or the Shareholder, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other agent of the Fund to the Fund or the Fund’s Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the LLC Act or the Agreement or these Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Agreement or these Bylaws or any agreement contemplated by any provision of the 1940 Act, the Agreement or these Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine shall be any Commonwealth of Puerto Rico or United States federal court located in San Juan, Puerto Rico (each a “Covered Action”). Any person purchasing or otherwise acquiring or holding any interest in Shares of beneficial interest of the Fund shall be (i) deemed to have notice of and consented to the provisions of this Section 6.2, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 6.2.

If any Covered Action is filed in a court other than any Commonwealth of Puerto Rico or United States federal court located in San Juan, Puerto Rico (a “Foreign Action”) in the name of any Shareholder, such Shareholder shall be deemed to have consented to (i) the personal jurisdiction of any Commonwealth of Puerto Rico or United States federal court located in San Juan, Puerto Rico in connection with any action brought in any such courts to enforce the first paragraph of this Section 6.2 (an “Enforcement Action”) and (ii) having service of process made upon such Shareholder in any such Enforcement Action by service upon such Shareholder’s counsel in the Foreign Action as agent for such Shareholder. Furthermore, except to the extent prohibited by any provision of the LLC Act or the Agreement, if any Shareholder shall initiate or assert a Foreign Action without the written consent of the Fund, then each such Shareholder shall be obligated jointly and severally to reimburse the Fund and any officer or Director of the Fund made a party to such proceeding for all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the parties may incur in connection with any successful motion to dismiss, stay or transfer such Foreign Action based upon non-compliance with this Section 6.2.

ARTICLE 7

Amendments to the Bylaws

7.1 General. Except to the extent that the Agreement or applicable law requires a vote or consent of Shareholder or a higher vote or consent by the Directors, these Bylaws may be amended, changed, altered or repealed, in whole or in part, by resolution of a majority of the Directors then in office at any meeting of the Directors, or by written consents or consents submitted electronically by a majority of such Directors.

7.2 Enforceability. If any provision of these Bylaws is found by a court of competent jurisdiction to be invalid or unenforceable for any reason, it is the intent and agreement of the Directors that the invalidity or unenforceability of any provision of these Bylaws shall not affect the validity or enforceability of any other provision of these Bylaws, and any invalid or unenforceable provision of these Bylaws shall be modified so as to be enforced to the maximum extent of its validity or enforceability.